Release: January 28, 2026

CPKC showcases strength of Precision Scheduled Railroading; delivers record margins

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced its fourth-quarter results, including revenues of $3.9 billion, diluted earnings per share (EPS) of $1.20 and core adjusted diluted EPS1 of $1.33.

Fourth-quarter 2025 results
•Revenues increased one percent to $3.9 billion
•Reported operating ratio (OR) decreased 80 basis points (bps) to 58.9 percent, a CPKC record
•Record CPKC core adjusted OR1 of 55.9 percent, a 120 bps improvement
•Reported diluted EPS decreased to $1.20 from $1.28 in Q4 2024
•Core adjusted diluted EPS1 increased three percent to $1.33 from $1.29 in Q4 2024
•Record CPKC Q4 operating metrics in train weights, network speed, locomotive productivity and car miles per car day

"Our fourth quarter and full year results demonstrate exceptional execution in a challenging market by controlling what we could control," said Keith Creel, CPKC President and Chief Executive Officer. "Despite macroeconomic and trade policy headwinds in 2025, our Precision Scheduled Railroading model again enabled us to control costs and deliver a record core adjusted operating ratio while capitalizing on our unique growth opportunities."

Full-year 2025 results
•Revenues increased four percent to $15.1 billion from $14.5 billion in 2024
•Reported OR decreased 160 bps to 62.8 percent
•Core adjusted OR1 improved to a CPKC record-low 59.9 percent, a 140 bps improvement year over year
•Reported diluted EPS increased to $4.51 from $3.98 in 2024
•Core adjusted diluted EPS1 increased eight percent to $4.61 from $4.25 in 2024
•Federal Railroad Administration (FRA)-reportable personal injury frequency decreased to 0.92 from 0.95 in 2024
•FRA-reportable train accident frequency decreased to 0.85 from 1.01 in 2024

In 2025, for the third consecutive year, CPKC led the industry with the lowest FRA-reportable train accident frequency among Class 1 railroads, building on Canadian Pacific's legacy of 17 consecutive years of industry leadership.

"Safety is at the core of everything that we do, and our performance reflects the dedication of our railroaders and their unwavering focus on operational excellence," Creel added. "Looking ahead to 2026, record grain harvests and a pipeline of unique growth opportunities position this company to continue producing differentiated results."

1    These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures including reconciliations and forward-looking non-GAAP measures, see attached supplementary schedule of Non-GAAP Measures.

Full-year 2026 Guidance
•Low double-digit core adjusted diluted EPS1 growth versus 2025 core adjusted diluted EPS1 of $4.61
•Mid-single digit volume growth, as measured in Revenue Ton Miles
•Capital expenditures of $2.65 billion, a reduction of approximately 15% from 2025

CPKC’s guidance is based on the following key assumptions:
•Core adjusted effective tax rate1 of 24.75 percent
•Other components of net periodic benefit recovery will be $441 million in 2026

Conference Call Details
CPKC will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on January 28, 2026.

Conference Call Access
Canada and U.S.: 800-245-3047
International: 203-518-9765
*Conference ID: CPKCQ425

Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CPKC's website at investor.cpkcr.com.

A replay of the fourth-quarter conference call will be available through Feb. 4, 2026, at 800-839-5125 (Canada/U.S.) or 402-220-1502 (International).

Forward-looking statements
This news release contains forward-looking information and forward-looking statements within the meaning of applicable securities laws in both the U.S. and Canada (collectively, "forward-looking statements"). Forward-looking statements include, but are not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking statements may contain statements with the words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "will", "outlook", “guidance”, "should" or similar words suggesting future outcomes. All statements other than statements of historical fact may be forward-looking statements. This news release contains forward-looking statements concerning, but not limited to, our ability to deliver on our financial guidance for 2026, our ability to deliver on our long-term value proposition, strategic initiatives and investments, the success of our business and our customers, the realization of anticipated benefits and synergies of the CP-KCS combination, and the opportunities arising therefrom, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking statements contained in this news release are based on current expectations, estimates, projections and assumptions, having regard to CPKC's experience and its perception of historical trends, and include, but are not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies; North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; foreign exchange rates; core adjusted effective tax rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions; applicable laws, regulations and government policies, including, without limitation, those relating to regulation of rates, tariffs, import/export, trade, taxes, wages, labour and immigration; the availability and cost of labour, services and infrastructure; labour disruptions; the satisfaction by third parties of their obligations to CPKC; and carbon markets, evolving sustainability strategies, and scientific or technological developments. Although CPKC believes the expectations, estimates, projections and assumptions reflected in the forward-looking statements presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking statements as actual results may differ materially from those expressed or implied by forward-looking statements. By their nature, CPKC’s forward-looking statements involve numerous inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped by CPKC; inflation; geopolitical instability; changes in laws, regulations and government policies, including, without limitation, those relating to regulation of rates, tariffs, import/export, trade, wages, labour and immigration; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption of fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions, including the imposition of any tariffs, or other changes to international trade arrangements; the effects of current and future multinational trade agreements on or other developments affecting the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.’s concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches, volcanism and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions; the outbreak of a pandemic or contagious disease and the resulting effects on economic conditions; the demand environment for logistics requirements and energy prices; restrictions imposed by public health authorities or governments; fiscal and monetary policy responses by governments and financial institutions; disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the satisfaction of the conditions imposed by the U.S. Surface Transportation Board in its March 15, 2023 decision; the successful integration of KCS into the Company; the focus of management time and attention on the CP-KCS integration and other disruptions arising from the CP-KCS integration; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of CPKC to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors that could cause actual results to differ materially from those described in the forward-looking statements contained in this news release are detailed from time to time in reports filed by CPKC with securities regulators in Canada and the United States, which can be accessed on SEDAR+ (www.sedarplus.ca) and EDGAR (www.sec.gov). Reference should be made to “Part I – Item 1A – Risk Factors” and “Part II –Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” in CPKC’s annual report on Form 10-K and “Part II – Item 1A – Risk Factors” and “Part I – Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” in the Company’s interim reports on Form 10-Q.

The forward-looking statements contained in this news release are made as of the date hereof. Except as required by law, CPKC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, or the foregoing assumptions and risks affecting such forward-looking statements, whether as a result of new information, future events or otherwise.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:
Media
mediarelations@cpkcr.com

Investment Community
Chris De Bruyn
403-319-3591
investor@cpkcr.com

FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars, except share and per share data)	2025	2024	2025	2024
Revenues
Freight	$3,831	$3,801	$14,776	$14,223
Non-freight	92	73	302	323
Total revenues	3,923	3,874	15,078	14,546
Operating expenses
Compensation and benefits	621	619	2,581	2,565
Fuel	430	459	1,731	1,802
Materials	112	116	474	406
Equipment rents	97	94	408	347
Depreciation and amortization	519	488	2,019	1,900
Purchased services and other	531	538	2,256	2,347
Total operating expenses	2,310	2,314	9,469	9,367

Operating income	1,613	1,560	5,609	5,179
Other income	—	(1)	(1)	(42)
Other components of net periodic benefit recovery	(94)	(87)	(415)	(352)
Net interest expense	230	203	876	801
Gain on sale of equity investment	—	—	(333)	—
Income before income tax expense	1,477	1,445	5,482	4,772
Current income tax expense	253	258	1,174	1,031
Deferred income tax expense (recovery)	147	(12)	171	28
Income tax expense	400	246	1,345	1,059
Net income	$1,077	$1,199	$4,137	$3,713
Net loss attributable to non-controlling interest	—	(2)	(4)	(5)
Net income attributable to controlling shareholders	$1,077	$1,201	$4,141	$3,718

Earnings per share
Basic earnings per share	$1.20	$1.29	$4.52	$3.98
Diluted earnings per share	$1.20	$1.28	$4.51	$3.98

Weighted-average number of shares (millions)
Basic	897.8	933.4	916.2	933.0
Diluted	898.4	934.8	917.1	934.6

Dividends declared per share	$0.228	$0.190	$0.874	$0.760
See Notes to Consolidated Financial Information.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2025	2024	2025	2024
Net income	$1,077	$1,199	$4,137	$3,713
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(497)	2,045	(1,601)	2,622
Change in derivatives designated as cash flow hedges	(2)	1	(1)	6
Change in pension and post-retirement defined benefit plans	177	944	185	979
Other comprehensive income (loss) from equity investees	1	(1)	7	(8)
Other comprehensive (loss) income before income taxes	(321)	2,989	(1,410)	3,599
Income tax expense	(57)	(218)	(80)	(219)
Other comprehensive (loss) income	(378)	2,771	(1,490)	3,380
Comprehensive income	$699	$3,970	$2,647	$7,093
Comprehensive (loss) income attributable to non-controlling interest	(14)	61	(52)	77
Comprehensive income attributable to controlling shareholders	$713	$3,909	$2,699	$7,016
See Notes to Consolidated Financial Information.

CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	December 31	December 31
(in millions of Canadian dollars)	2025	2024
Assets
Current assets
Cash and cash equivalents	$184	$739
Accounts receivable, net	2,029	1,968
Materials and supplies	502	457
Other current assets	224	220
	2,939	3,384
Investments	473	586
Properties	55,323	56,024
Goodwill	18,436	19,350
Intangible assets	2,911	3,146
Pension asset	5,129	4,586
Other assets	734	668
Total assets	$85,945	$87,744
Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$2,751	$2,842
Long-term debt maturing within one year	3,240	2,819
	5,991	5,661
Pension and other benefit liabilities	537	548
Other long-term liabilities	815	867
Long-term debt	19,948	19,804
Deferred income taxes	11,829	11,974
Total liabilities	39,120	38,854
Shareholders’ equity
Share capital	24,751	25,689
Additional paid-in capital	105	94
Accumulated other comprehensive income	1,238	2,680
Retained earnings	19,783	19,429
	45,877	47,892
Non-controlling interest	948	998
Total equity	46,825	48,890
Total liabilities and equity	$85,945	$87,744
See Notes to Consolidated Financial Information.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2025	2024	2025	2024
Operating activities
Net income	$1,077	$1,199	$4,137	$3,713
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	519	488	2,019	1,900
Deferred income tax expense (recovery)	147	(12)	171	28
Pension recovery and funding	(84)	(75)	(367)	(305)
Gain on sale of equity investment	—	—	(333)	—
Settlement of Mexican taxes	—	(10)	(12)	(12)
Settlement of foreign currency forward contracts	—	—	—	(65)
Other operating activities, net	(83)	(5)	(110)	(14)
Changes in non-cash working capital balances related to operations	(52)	119	(196)	24
Net cash provided by operating activities	1,524	1,704	5,309	5,269
Investing activities
Additions to properties	(788)	(742)	(3,102)	(2,825)
Additions to Meridian Speedway properties	(7)	(9)	(38)	(38)
Proceeds from sale of properties and other assets	42	45	58	64
Proceeds from sale of equity investment	—	—	493	—
Other investing activities, net	(9)	(6)	(76)	3
Net cash used in investing activities	(762)	(712)	(2,665)	(2,796)
Financing activities
Dividends paid	(204)	(177)	(796)	(709)
Issuance of Common Shares	21	14	73	69
Purchase of Common Shares (Note 2)	(397)	—	(3,942)	—
Repayment of long-term debt, excluding commercial paper	(6)	(2,018)	(951)	(2,327)
Issuance of long-term debt, excluding commercial paper	—	—	3,102	—
Net (repayment) issuance of commercial paper	(392)	1,144	(346)	439
Net (repayment) issuance of short term borrowings	(1)	274	(278)	274
Other financing activities, net	—	2	(8)	2
Net cash used in financing activities	(979)	(761)	(3,146)	(2,252)
Effect of foreign currency fluctuations on foreign-denominated cash and cash equivalents	(10)	45	(53)	54
Cash position
Net (decrease) increase in cash and cash equivalents	(227)	276	(555)	275
Cash and cash equivalents at beginning of period	411	463	739	464
Cash and cash equivalents at end of period	$184	$739	$184	$739

Supplemental cash flow information
Income taxes paid	$305	$234	$1,155	$958
Interest paid	$257	$251	$863	$814
See Notes to Consolidated Financial Information.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

	For the three months ended December 31
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at October 1, 2025	901.1	$24,815	$106	$1,602	$19,175	$45,698	$961	$46,659
Net income	—	—	—	—	1,077	1,077	—	1,077
Contribution from non-controlling interest	—	—	—	—	—	—	1	1
Other comprehensive loss	—	—	—	(364)	—	(364)	(14)	(378)
Dividends declared ($0.228 per share)	—	—	—	—	(204)	(204)	—	(204)
Effect of stock-based compensation expense	—	—	3	—	—	3	—	3
Common Shares repurchased (Note 2)	(3.9)	(89)	—	—	(265)	(354)	—	(354)
Shares issued under stock option plan	0.4	25	(4)	—	—	21	—	21
Balance as at December 31, 2025	897.6	$24,751	$105	$1,238	$19,783	$45,877	$948	$46,825
Balance as at October 1, 2024	933.3	$25,672	$94	$(28)	$18,405	$44,143	$937	$45,080
Net income (loss)	—	—	—	—	1,201	1,201	(2)	1,199
Other comprehensive income	—	—	—	2,708	—	2,708	63	2,771
Dividends declared ($0.190 per share)	—	—	—	—	(177)	(177)	—	(177)
Effect of stock-based compensation expense	—	—	4	—	—	4	—	4
Shares issued under stock option plan	0.2	17	(4)	—	—	13	—	13
Balance as at December 31, 2024	933.5	$25,689	$94	$2,680	$19,429	$47,892	$998	$48,890

	For the year ended December 31
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive Income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at January 1, 2025	933.5	$25,689	$94	$2,680	$19,429	$47,892	$998	$48,890
Net income (loss)	—	—	—	—	4,141	4,141	(4)	4,137
Contribution from non-controlling interest	—	—	—	—	—	—	2	2
Other comprehensive loss	—	—	—	(1,442)	—	(1,442)	(48)	(1,490)
Dividends declared ($0.874 per share)	—	—	—	—	(796)	(796)	—	(796)
Effect of stock-based compensation expense	—	—	28	—	—	28	—	28
Common Shares repurchased (Note 2)	(37.3)	(1,028)	—	—	(2,991)	(4,019)	—	(4,019)
Shares issued under stock option plan	1.4	90	(17)	—	—	73	—	73
Balance as at December 31, 2025	897.6	$24,751	$105	$1,238	$19,783	$45,877	$948	$46,825
Balance as at January 1, 2024	932.1	$25,602	$88	$(618)	$16,420	$41,492	$919	$42,411
Net income (loss)	—	—	—	—	3,718	3,718	(5)	3,713
Contribution from non-controlling interest	—	—	—	—	—	—	2	2
Other comprehensive income	—	—	—	3,298	—	3,298	82	3,380
Dividends declared ($0.760 per share)	—	—	—	—	(709)	(709)	—	(709)
Effect of stock-based compensation expense	—	—	24	—	—	24	—	24
Shares issued under stock option plan	1.4	87	(18)	—	—	69	—	69
Balance as at December 31, 2024	933.5	$25,689	$94	$2,680	$19,429	$47,892	$998	$48,890
See Notes to Consolidated Financial Information.

NOTES TO CONSOLIDATED FINANCIAL INFORMATION
December 31, 2025
(unaudited)

1    Description of business and basis of presentation

Canadian Pacific Kansas City Limited ("CPKC" or the "Company") owns and operates a transcontinental freight railway spanning Canada, the United States ("U.S."), and Mexico. CPKC provides rail and intermodal transportation services over a network of approximately 20,000 miles, serving principal business centres across Canada, the U.S., and Mexico. The Company transports bulk commodities, merchandise, and intermodal freight. CPKC's Common Shares ("Common Shares") trade on the Toronto Stock Exchange and New York Stock Exchange under the symbol "CP".

This unaudited consolidated financial information, expressed in Canadian dollars, reflects management’s estimates and assumptions that are necessary for its fair presentation in conformity with accounting principles generally accepted in the U.S. ("GAAP"). It does not include all disclosures required under GAAP for annual or interim financial statements. In management’s opinion, all adjustments (consisting of normal and recurring adjustments) considered necessary for fair presentation have been included.

The accounting policies used in preparing this unaudited consolidated financial information are consistent with the accounting policies used in preparing the Company's audited consolidated financial statements and related notes in Item 8. Financial Statements and Supplementary Data of the Company's 2024 Annual Report on Form 10-K, and should be read in conjunction with such financial statements and related notes.

2    Share repurchases

On February 27, 2025, the Company announced a normal course issuer bid ("NCIB"), commencing March 3, 2025, to purchase up to 37.3 million Common Shares in the open market for cancellation on or before March 2, 2026. By October 29, 2025, the Company had purchased and cancelled all 37.3 million Common Shares authorized to be purchased under the NCIB. All purchases were made in accordance with the respective NCIB at prevailing market prices plus brokerage fees, with consideration allocated to "Share capital" up to the average carrying amount of the shares and any excess allocated to "Retained earnings".

In accordance with Canadian tax legislation, the Company has accrued for a 2% tax on the fair market value of shares repurchased (net of qualifying issuances of equity) as a direct cost of Common Share repurchases recognized in Shareholders’ equity. During the three and twelve months ended December 31, 2025, the Company has accrued a liability of $7 million and $77 million, respectively, for the tax due on the net share repurchases made, payable within the first quarter of the following year.

The following table provides activities under the share repurchase program:

	For the three months ended December 31	For the year ended December 31
	2025	2025
Number of Common Shares repurchased(1)	3,259,131	37,348,539
Weighted-average price per share(2)	$108.53	$107.61
Amount of repurchase (in millions of Canadian dollars)(2)	$354	$4,019
(1)    Excludes shares repurchased in the third quarter but cancelled during the three months ended December 31, 2025.
(2)    Includes brokerage fees and applicable tax on share repurchases.

Summary of Rail Data

	Fourth Quarter				Year
Financial (in millions, except per share data)	2025	2024	Total Change	% Change	2025	2024	Total Change	% Change

Revenues
Freight	$3,831	$3,801	$30	1	$14,776	$14,223	$553	4
Non-freight	92	73	19	26	302	323	(21)	(7)
Total revenues	3,923	3,874	49	1	15,078	14,546	532	4

Operating expenses
Compensation and benefits	621	619	2	—	2,581	2,565	16	1
Fuel	430	459	(29)	(6)	1,731	1,802	(71)	(4)
Materials	112	116	(4)	(3)	474	406	68	17
Equipment rents	97	94	3	3	408	347	61	18
Depreciation and amortization	519	488	31	6	2,019	1,900	119	6
Purchased services and other	531	538	(7)	(1)	2,256	2,347	(91)	(4)
Total operating expenses	2,310	2,314	(4)	—	9,469	9,367	102	1

Operating income	1,613	1,560	53	3	5,609	5,179	430	8

Other income	—	(1)	1	(100)	(1)	(42)	41	(98)
Other components of net periodic benefit recovery	(94)	(87)	(7)	8	(415)	(352)	(63)	18
Net interest expense	230	203	27	13	876	801	75	9
Gain on sale of equity investment	—	—	—	—	(333)	—	(333)	100

Income before income tax expense	1,477	1,445	32	2	5,482	4,772	710	15

Current income tax expense	253	258	(5)	(2)	1,174	1,031	143	14
Deferred income tax (recovery) expense	147	(12)	159	(1,325)	171	28	143	511
Income tax expense	400	246	154	63	1,345	1,059	286	27

Net income	$1,077	$1,199	$(122)	(10)	$4,137	$3,713	$424	11

Net loss attributable to non-controlling interest	—	(2)	2	(100)	(4)	(5)	1	(20)

Net income attributable to controlling shareholders	$1,077	$1,201	$(124)	(10)	$4,141	$3,718	$423	11
Operating ratio (%)	58.9	59.7	(0.8)	(80) bps	62.8	64.4	(1.6)	(160) bps

Basic earnings per share	$1.20	$1.29	$(0.09)	(7)	$4.52	$3.98	$0.54	14

Diluted earnings per share	$1.20	$1.28	$(0.08)	(6)	$4.51	$3.98	$0.53	13

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	897.8	933.4	(35.6)	(4)	916.2	933.0	(16.8)	(2)
Weighted average number of diluted shares outstanding (millions)	898.4	934.8	(36.4)	(4)	917.1	934.6	(17.5)	(2)

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.72	0.71	0.01	1	0.71	0.73	(0.02)	(3)
Average foreign exchange rate (Canadian$/U.S.$)	1.39	1.40	(0.01)	(1)	1.40	1.37	0.03	2
Average foreign exchange rate (Mexican peso/Canadian$)	13.13	14.37	(1.24)	(9)	13.73	13.32	0.41	3
Average foreign exchange rate (Canadian$/Mexican peso)	0.0762	0.0696	0.0066	9	0.0728	0.0751	(0.0023)	(3)

Summary of Rail Data (Continued)

	Fourth Quarter					Year
Commodity Data	2025	2024	Total Change	% Change	FX Adjusted % Change(1)	2025	2024	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$984	$949	$35	4	4	$3,217	$3,012	$205	7	5
- Coal	257	250	7	3	2	1,025	943	82	9	8
- Potash	150	153	(3)	(2)	(2)	640	614	26	4	3
- Fertilizers and sulphur	109	108	1	1	1	423	406	17	4	2
- Forest products	187	213	(26)	(12)	(13)	792	816	(24)	(3)	(5)
- Energy, chemicals and plastics	727	742	(15)	(2)	(3)	2,898	2,851	47	2	—
- Metals, minerals and consumer products	442	430	12	3	1	1,792	1,777	15	1	—
- Automotive	322	324	(2)	(1)	(3)	1,310	1,280	30	2	2
- Intermodal	653	632	21	3	3	2,679	2,524	155	6	5

Total Freight Revenues	$3,831	$3,801	$30	1	—	$14,776	$14,223	$553	4	3

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	5.63	5.55	0.08	1	1	5.24	5.18	0.06	1	—
- Coal	4.39	4.24	0.15	4	3	4.31	4.12	0.19	5	4
- Potash	3.40	3.53	(0.13)	(4)	(4)	3.32	3.43	(0.11)	(3)	(4)
- Fertilizers and sulphur	7.81	7.62	0.19	2	2	7.96	7.72	0.24	3	1
- Forest products	9.03	9.01	0.02	—	—	8.96	8.99	(0.03)	—	(2)
- Energy, chemicals and plastics	7.73	7.48	0.25	3	3	7.70	7.34	0.36	5	3
- Metals, minerals and consumer products	9.46	9.27	0.19	2	1	9.33	9.27	0.06	1	—
- Automotive	24.21	24.55	(0.34)	(1)	(4)	23.85	25.53	(1.68)	(7)	(7)
- Intermodal	6.99	7.03	(0.04)	(1)	—	6.96	7.17	(0.21)	(3)	(4)

Total Freight Revenue per RTM	6.85	6.79	0.06	1	—	6.73	6.73	—	—	(1)

Freight Revenue per Carload
- Grain	$6,067	$5,880	$187	3	3	$5,636	$5,480	$156	3	1
- Coal	2,014	2,165	(151)	(7)	(7)	2,087	2,076	11	1	—
- Potash	3,538	3,617	(79)	(2)	(2)	3,618	3,627	(9)	—	(1)
- Fertilizers and sulphur	6,264	6,136	128	2	2	6,276	6,042	234	4	2
- Forest products	6,131	6,068	63	1	1	6,092	5,849	243	4	2
- Energy, chemicals and plastics	5,226	4,970	256	5	5	5,145	4,900	245	5	3
- Metals, minerals and consumer products	3,686	3,429	257	7	6	3,620	3,433	187	5	5
- Automotive	5,699	5,201	498	10	7	5,483	5,165	318	6	6
- Intermodal	1,503	1,538	(35)	(2)	(2)	1,505	1,536	(31)	(2)	(3)

Total Freight Revenue per Carload	$3,390	$3,394	$(4)	—	(1)	$3,273	$3,255	$18	1	(1)
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Fourth Quarter				Year
Commodity Data	2025	2024	Total Change	% Change	2025	2024	Total Change	% Change

Millions of RTM
- Grain	17,484	17,098	386	2	61,346	58,101	3,245	6
- Coal	5,851	5,890	(39)	(1)	23,788	22,887	901	4
- Potash	4,410	4,334	76	2	19,291	17,893	1,398	8
- Fertilizers and sulphur	1,396	1,418	(22)	(2)	5,316	5,256	60	1
- Forest products	2,070	2,363	(293)	(12)	8,843	9,075	(232)	(3)
- Energy, chemicals and plastics	9,410	9,926	(516)	(5)	37,659	38,837	(1,178)	(3)
- Metals, minerals and consumer products	4,674	4,637	37	1	19,211	19,177	34	—
- Automotive	1,330	1,320	10	1	5,493	5,014	479	10
- Intermodal	9,342	8,984	358	4	38,473	35,218	3,255	9

Total RTMs	55,967	55,970	(3)	—	219,420	211,458	7,962	4

Carloads (thousands)
- Grain	162.2	161.4	0.8	—	570.8	549.6	21.2	4
- Coal	127.6	115.5	12.1	10	491.1	454.3	36.8	8
- Potash	42.4	42.3	0.1	—	176.9	169.3	7.6	4
- Fertilizers and sulphur	17.4	17.6	(0.2)	(1)	67.4	67.2	0.2	—
- Forest products	30.5	35.1	(4.6)	(13)	130.0	139.5	(9.5)	(7)
- Energy, chemicals and plastics	139.1	149.3	(10.2)	(7)	563.3	581.8	(18.5)	(3)
- Metals, minerals and consumer products	119.9	125.4	(5.5)	(4)	495.0	517.6	(22.6)	(4)
- Automotive	56.5	62.3	(5.8)	(9)	238.9	247.8	(8.9)	(4)
- Intermodal	434.6	411.0	23.6	6	1,780.6	1,642.9	137.7	8

Total Carloads	1,130.2	1,119.9	10.3	1	4,514.0	4,370.0	144.0	3

	Fourth Quarter					Year
	2025	2024	Total Change	% Change	FX Adjusted % Change(1)	2025	2024	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$621	$619	$2	—	—	$2,581	$2,565	$16	1	—
Fuel	430	459	(29)	(6)	(8)	1,731	1,802	(71)	(4)	(5)
Materials	112	116	(4)	(3)	(4)	474	406	68	17	17
Equipment rents	97	94	3	3	4	408	347	61	18	15
Depreciation and amortization	519	488	31	6	7	2,019	1,900	119	6	5
Purchased services and other	531	538	(7)	(1)	(2)	2,256	2,347	(91)	(4)	(5)

Total Operating Expenses	$2,310	$2,314	$(4)	—	(1)	$9,469	$9,367	$102	1	—
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Fourth Quarter				Year
	2025	2024	Total Change	% Change	2025	2024	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	103,196	101,692	1,504	1	403,891	388,958	14,933	4
Train miles (thousands)	11,817	12,115	(298)	(2)	47,170	46,892	278	1
Average train weight - excluding local traffic (tons)	9,395	9,083	312	3	9,228	8,988	240	3
Average train length - excluding local traffic (feet)	7,896	7,606	290	4	7,827	7,623	204	3
Average terminal dwell (hours)	9.0	10.2	(1.2)	(12)	9.8	9.9	(0.1)	(1)
Average train speed (miles per hour, or "mph")(1)	19.5	18.7	0.8	4	19.2	19.0	0.2	1
Locomotive productivity (GTMs / operating horsepower)(2)	168	165	3	2	166	165	1	1
Fuel efficiency(3)	1.016	1.025	(0.009)	(1)	1.034	1.033	0.001	—
U.S. gallons of locomotive fuel consumed (millions)(4)	104.8	104.2	0.6	1	417.5	401.9	15.6	4
Average fuel price (U.S. dollars per U.S. gallon)	2.94	3.15	(0.21)	(7)	2.97	3.28	(0.31)	(9)

Total Employees and Workforce

Total employees (average)(5)	19,915	19,973	(58)	—	19,967	20,144	(177)	(1)
Total employees (end of period)(5)	19,479	19,797	(318)	(2)	19,479	19,797	(318)	(2)
Workforce (end of period)(6)	19,502	19,924	(422)	(2)	19,502	19,924	(422)	(2)

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	1.05	0.86	0.19	22	0.92	0.95	(0.03)	(3)
FRA train accidents per million train-miles	0.91	1.03	(0.12)	(12)	0.85	1.01	(0.16)	(16)
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CPKC’s yards; ii) passenger trains; and iii) trains used for repairing track. An increase in average train speed indicates improved on-time performance resulting in improved asset utilization.
(2)Locomotive productivity is defined as the daily average GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units.
(3)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Fuel consumed includes gallons from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CPKC. CPKC monitors employment levels in order to efficiently meet service and strategic requirements. The number of employees is a key driver to total compensation and benefits costs.
(6)Workforce is defined as employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three months ended December 31, 2024 has been restated to reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company's current period's financial results that can be compared with the results of operations in prior periods. Management believes these Non-GAAP measures facilitate a multi-period assessment of long-term profitability.

These Non-GAAP measures have no standardized meanings and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance and Liquidity Measures

Beginning in the first quarter 2025, Core adjusted operating income, Core adjusted operating ratio, Core adjusted income, Core adjusted diluted earnings per share ("EPS"), Adjusted free cash, and Adjusted net debt to adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio have been used in continuity of the Non-GAAP measures previously known as Core adjusted combined operating income, Core adjusted combined operating ratio, Core adjusted combined income, Core adjusted combined diluted EPS, Adjusted combined free cash, and Adjusted combined net debt to adjusted combined EBITDA ratio, respectively. No adjustments are required to the previously presented Non-GAAP measures as reported in 2024 to present them on a comparable basis, as Kansas City Southern ("KCS") was consolidated within the Company's results throughout the whole year and therefore, no combination adjustments exist.

The Company uses Core adjusted operating income, Core adjusted operating ratio, Core adjusted income, and Core adjusted diluted EPS to evaluate CPKC’s operating performance and for planning and forecasting future business operations and future profitability. In addition to the Non-GAAP performance measures noted above, other Non-GAAP performance and liquidity measures include Core adjusted return on invested capital ("Core adjusted ROIC"), Core adjusted dividend payout ratio, Adjusted free cash and Adjusted net debt to adjusted EBITDA ratio. These performance measures were previously presented as Core adjusted combined return on invested capital and Core adjusted combined dividend payout ratio.

Management believes these Non-GAAP measures provide meaningful supplemental information about our financial results and improved comparability to past performance because they exclude certain significant items that are not considered indicative of future or past financial trends either by nature or amount. As a result, these items are excluded for management's assessment of operational performance, allocation of resources, and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, adjustments to provisions and settlements of Mexican taxes, a gain on sale of an equity investment, discrete tax items, changes in income tax rates, changes to uncertain tax items, and certain items outside the control of management. Acquisition-related costs include legal, consulting, integration costs including third-party services and system migration, restructuring and special termination benefit costs, employee retention and synergy incentive costs. These items may not be non-recurring and may include items that are settled in cash. Specifically, due to the magnitude of the KCS acquisition, its significant impact to the Company’s business and complexity of integrating the acquired business and operations, the Company continues to expect to incur acquisition-related costs beyond the year of acquisition. Management believes excluding these significant items from GAAP results provides an additional viewpoint which may give users a consistent understanding of the Company's financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide additional insight to investors and other external users of the Company's Financial Information.

In addition, these Non-GAAP measures exclude KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences being the incremental depreciation and amortization in relation to fair value adjustments to properties and intangible assets, incremental amortization in relation to fair value adjustments to KCS’s investments, amortization of the change in fair value of debt of KCS assumed on April 14, 2023 (the "Control Date"), and depreciation and amortization of fair value adjustments that are attributable to the non-controlling interest, as recognized within "Depreciation and amortization", "Other income", "Net interest expense", and "Net loss attributable to non-controlling interest", respectively, in the Company's Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. Excluding KCS purchase accounting from GAAP results provides financial statement users with additional transparency by isolating the impact of KCS purchase accounting.

2026 Outlook

With a 2026 plan that encompasses profitable, sustainable growth, CPKC expects mid single-digit RTM growth and low double-digit Core adjusted diluted EPS growth. CPKC’s expectation for Core adjusted diluted EPS growth in 2026 is based on Core adjusted diluted EPS of $4.61 in 2025. For the purposes of this outlook, CPKC assumes a Core adjusted effective tax rate of 24.75%. CPKC estimates other components of net periodic benefit recovery to be $441 million in 2026. As CPKC continues to invest in service, productivity and safety, the Company plans to invest approximately $2.65 billion in capital programs in 2026, a reduction of approximately 15% from 2025.

The Core adjusted effective tax rate is a Non-GAAP measure, calculated as the effective tax rate adjusted for significant items as they are not considered indicative of future financial trends either by nature or amount nor provide comparability to past performance. In conjunction with other Non-GAAP measures, the Company uses the Core adjusted effective tax rate to evaluate CPKC’s operating performance and for planning and forecasting future profitability. Core adjusted effective tax rate also excludes KCS purchase accounting to provide financial statement users with additional transparency by isolating the impact of KCS purchase accounting. This Non-GAAP measure does not have a standardized meaning and is not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies.

Although CPKC has provided forward-looking Non-GAAP measures (Core adjusted diluted EPS and Core adjusted effective tax rate), management is unable to reconcile, without unreasonable efforts, the forward-looking Core adjusted diluted EPS and Core adjusted effective tax rate to the most comparable GAAP measures, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, CPKC has recognized acquisition-related costs, KCS purchase accounting, adjustments to provisions and settlements of Mexican taxes, changes in income tax rates and a change to an uncertain tax item. These or other similar, large unforeseen transactions affect diluted EPS and effective tax rate but may be excluded from CPKC’s Core adjusted diluted EPS and Core adjusted effective tax rate, respectively. Additionally, the U.S.-to-Canadian dollar exchange rate is unpredictable and can have a significant impact on CPKC’s reported results but may be excluded from CPKC’s Core adjusted diluted EPS and Core adjusted effective tax rate.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

Significant items that impact "Net income attributable to controlling shareholders" as reported on a GAAP basis for 2025 and 2024 include:

2025:
•during the course of the year, a gain on sale of an equity investment of $333 million ($256 million after current income tax expense of $102 million net of deferred income tax recovery of $25 million) recognized in "Gain on sale of equity investment", that favourably impacted Diluted EPS by 27 cents as follows:
–in the fourth quarter, a current tax expense of $26 million recognized in "Current income tax expense" due to the finalization of the related tax provision, that unfavourably impacted diluted EPS by 3 cents;
–in the second quarter, a gain on sale of an equity investment of $333 million ($282 million after current income tax expense of $76 million net of deferred income tax recovery of $25 million) recognized in "Gain on sale of equity investment", that favourably impacted Diluted EPS by 30 cents; and
•during the course of the year, acquisition-related costs of $72 million in connection with the KCS acquisition ($56 million after current income tax recovery of $16 million), including an expense of $11 million recognized in "Compensation and benefits" primarily related to synergy related incentive compensation and restructuring costs, $1 million recognized in "Materials", $51 million recognized in "Purchased services and other" primarily related to system migration, legal fees, and other third party purchased services, and $9 million recognized in "Other components of net period benefit recovery" related to special termination benefit costs, that unfavourably impacted Diluted EPS by 6 cents as follows:
–in the fourth quarter, acquisition-related costs of $20 million ($17 million after current income tax recovery of $3 million) including a recovery of $5 million recognized in "Compensation and benefits", $16 million recognized in "Purchased services and other", and $9 million recognized in "Other components of net period benefit recovery", that unfavourably impacted Diluted EPS by 2 cents;
–in the third quarter, acquisition-related costs of $13 million ($10 million after current income tax recovery of $3 million) including costs of $4 million recognized in "Compensation and benefits", and $9 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent;
–in the second quarter, acquisition-related costs of $19 million ($14 million after current income tax recovery of $5 million) including costs of $7 million recognized in "Compensation and benefits", and $12 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents; and
–in the first quarter, acquisition-related costs of $20 million ($15 million after current income tax recovery of $5 million) including costs of $5 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $14 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents.

2024:
•during the course of the year, a deferred income tax recovery of $81 million on account of changes in tax rates, that favourably impacted Diluted EPS by 9 cents as follows:
–in the fourth quarter, a deferred income tax recovery of $78 million due to a decrease in the Louisiana state corporate income tax rate, that favourably impacted Diluted EPS by 9 cents; and
–in the second quarter, a deferred income tax recovery of $3 million due to a decrease in the Arkansas state corporate income tax rate, that had minimal impact on Diluted EPS;
•during the course of the year, adjustments to provisions and settlements of Mexican taxes of $4 million recovery ($2 million after deferred income tax expense of $2 million) recognized in "Compensation and benefits", that had minimal impact on Diluted EPS as follows:
–in the fourth quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that had minimal impact on Diluted EPS;
–in the third quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that favourably impacted Diluted EPS by 1 cent; and
–in the first quarter, adjustments to provisions and settlements of Mexican taxes of $10 million expense ($10 million after deferred income tax recovery) recognized in "Compensation and benefits", that unfavourably impacted Diluted EPS by 1 cent; and
•during the course of the year, acquisition-related costs of $112 million in connection with the KCS acquisition ($82 million after current income tax recovery of $30 million), including an expense of $18 million recognized in "Compensation and benefits" primarily related to retention and synergy related incentive compensation costs, $6 million recognized in "Materials", and $88 million recognized in "Purchased services and other" primarily related to system migration, relocation expenses, legal and consulting fees, that unfavourably impacted Diluted EPS by 9 cents as follows:
–in the fourth quarter, acquisition-related costs of $22 million ($17 million after current income tax recovery of $5 million) including costs of $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents;
–in the third quarter, acquisition-related costs of $36 million ($26 million after current income tax recovery of $10 million) including costs of $11 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, acquisition-related costs of $28 million ($19 million after current income tax recovery of $9 million) including costs of $2 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents; and
–in the first quarter, acquisition-related costs of $26 million ($20 million after current income tax recovery of $6 million) including costs of $4 million recognized in "Compensation and benefits", $2 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents.

KCS purchase accounting recognized in "Net income attributable to controlling shareholders" as reported on a GAAP basis for 2025 and 2024 was as follows:

2025:
•during the course of the year, KCS purchase accounting of $391 million ($285 million after deferred income tax recovery of $106 million), including costs of $373 million recognized in "Depreciation and amortization", $3 million recognized in "Purchased services and other" related to the amortization of equity investments, $21 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $7 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 31 cents as follows:
–in the fourth quarter, KCS purchase accounting of $109 million ($79 million after deferred income tax recovery of $30 million), including costs of $105 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the third quarter, KCS purchase accounting of $95 million ($69 million after deferred income tax recovery of $26 million), including costs of $90 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $6 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the second quarter, KCS purchase accounting of $95 million ($70 million after deferred income tax recovery of $25 million), including costs of $91 million recognized in "Depreciation and amortization", $5 million recognized in "Net interest expense", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents; and
–in the first quarter, KCS purchase accounting of $92 million ($67 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents.

2024:
•during the course of the year, KCS purchase accounting of $352 million ($256 million after deferred income tax recovery of $96 million), including costs of $333 million recognized in "Depreciation and amortization", $3 million recognized in "Purchased services and other" related to the amortization of equity investments, $20 million recognized in "Net interest expense", $3 million recognized in "Other income", and a recovery of $7 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 27 cents as follows:
–in the fourth quarter, KCS purchase accounting of $93 million ($68 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $6 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the third quarter, KCS purchase accounting of $89 million ($65 million after deferred income tax recovery of $24 million), including costs of $85 million recognized in "Depreciation and amortization", $4 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents;
–in the second quarter, KCS purchase accounting of $86 million ($62 million after deferred income tax recovery of $24 million), including costs of $82 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $5 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 6 cents; and
–in the first quarter, KCS purchase accounting of $84 million ($61 million after deferred income tax recovery of $23 million), including costs of $79 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", $1 million recognized in "Other income", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Core Adjusted Income and Core Adjusted Diluted EPS

Core adjusted income is calculated as Net income attributable to controlling shareholders reported on a GAAP basis adjusted for significant items less KCS purchase accounting.

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2025	2024	2025	2024
Net income attributable to controlling shareholders as reported	$1,077	$1,201	$4,141	$3,718
Less:
Significant items (pre-tax):
Gain on sale of equity investment	—	—	333	—
Adjustments to provisions and settlements of Mexican taxes	—	7	—	4
Acquisition-related costs	(20)	(22)	(72)	(112)
KCS purchase accounting	(109)	(93)	(391)	(352)
Add:
Tax effect of adjustments(1)	(7)	(29)	(45)	(124)
Income tax rate changes	—	(78)	—	(81)
Core adjusted income	$1,199	$1,202	$4,226	$3,973
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 5.49% and 34.76% for the three months and year ended December 31, 2025, and 27.32% and 27.13% for the three months and year ended December 31, 2024, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core adjusted diluted EPS is calculated using Diluted EPS reported on a GAAP basis adjusted for significant items less KCS purchase accounting.

	For the three months ended December 31		For the year ended December 31
	2025	2024	2025	2024
Diluted EPS as reported	$1.20	$1.28	$4.51	$3.98
Less:
Significant items (pre-tax):
Gain on sale of equity investment	—	—	0.36	—
Acquisition-related costs	(0.02)	(0.02)	(0.08)	(0.12)
KCS purchase accounting	(0.12)	(0.10)	(0.43)	(0.38)
Add:
Tax effect of adjustments(1)	(0.01)	(0.02)	(0.05)	(0.14)
Income tax rate changes	—	(0.09)	—	(0.09)
Core adjusted diluted EPS	$1.33	$1.29	$4.61	$4.25
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 5.49% and 34.76% for the three months and year ended December 31, 2025, and 27.32% and 27.13% for the three months and year ended December 31, 2024, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core Adjusted Operating Income and Core Adjusted Operating Ratio

Core adjusted operating income and Core adjusted operating ratio are calculated from reported GAAP revenue and operating expenses adjusted for, where applicable, (1) significant items (acquisition-related costs and adjustments to provisions and settlement of Mexican taxes) that are reported within Operating income, and (2) KCS purchase accounting recognized in "Depreciation and amortization" and "Purchased services and other".

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2025	2024	2025	2024
Operating income as reported	$1,613	$1,560	$5,609	$5,179
Less:
Adjustments to provisions and settlements of Mexican taxes	—	7	—	4
Acquisition-related costs	(11)	(22)	(63)	(112)
KCS purchase accounting in Operating expenses	(106)	(88)	(376)	(336)
Core adjusted operating income	$1,730	$1,663	$6,048	$5,623

	For the three months ended December 31		For the year ended December 31
	2025	2024	2025	2024
Operating ratio as reported	58.9%	59.7%	62.8%	64.4%
Less:
Adjustments to provisions and settlements of Mexican taxes	—%	(0.2)%	—%	—%
Acquisition-related costs	0.3%	0.5%	0.4%	0.8%
KCS purchase accounting in Operating expenses	2.7%	2.3%	2.5%	2.3%
Core adjusted operating ratio	55.9%	57.1%	59.9%	61.3%

Core Adjusted ROIC

Core adjusted ROIC is calculated as Core adjusted return divided by Core adjusted average invested capital. Core adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Information, as these significant items are not considered indicative of future financial trends either by nature or amount, the impact of KCS purchase accounting excluding amortization of the change in fair value of KCS's debt recognized in "Net interest expense", interest expense, net of tax, and the unamortized discount from the fair value adjustment of KCS debt in the ending debt balance for the periods presented to incorporate returns on the Company’s overall capitalization. CPKC uses Core adjusted ROIC to measure how productively the Company uses its long-term capital investments, representing indicators of good operating and investment decisions made by management. Core adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Calculation of Return on Average Shareholders' Equity

Return on average shareholders' equity is calculated as Net income attributable to controlling shareholders divided by average shareholders' equity, averaged between the beginning and ending balance over a trailing twelve-month period.

	For the year ended December 31
(in millions of Canadian dollars, except for percentages)	2025	2024
Net income attributable to controlling shareholders as reported	$4,141	$3,718
Average shareholders' equity	46,885	44,692
Return on average shareholders' equity	8.8%	8.3%

Reconciliation of Net Income Attributable to Controlling Shareholders to Core Adjusted Return

Core adjusted return is defined as Net income attributable to controlling shareholders adjusted for interest expense, tax effected at the Company’s core adjusted annualized effective tax rate, and significant items and KCS purchase accounting excluding amortization of the change in fair value of KCS's debt recognized in "Net interest expense", tax effected at the applicable tax rate. Detailed quarterly information on significant items and KCS purchase accounting and their tax impacts comprised within the year ended December 31, 2025 and 2024 can be found in the "Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures" section.

	For the year ended December 31
(in millions of Canadian dollars)	2025	2024
Net income attributable to controlling shareholders as reported	$4,141	$3,718
Add:
Net interest expense	876	801
Less:
Significant items (pre-tax):
Adjustments to provisions and settlements of Mexican taxes	—	4
Acquisition-related costs	(72)	(112)
Gain on sale of equity investment	333	—
KCS purchase accounting	(370)	(332)
Tax effect of adjustments(1)	43	121
Tax on interest(2)	217	194
Income tax rate changes	—	81
Core adjusted return	$4,866	$4,563
(1)Tax was calculated as the effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate of 38.77% and 27.74% for the year ended December 31, 2025 and 2024 respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.
(2)CPKC tax was calculated at the core adjusted annualized effective tax rate of 24.76% and 24.14% for the year ended December 31, 2025 and 2024, respectively.

Reconciliation of Average Shareholders' Equity to Core Adjusted Average Invested Capital

Core adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Information, each averaged between the beginning and ending balance over a trailing twelve-month period, adjusted for the impact of the unamortized fair value adjustment made to debt upon the acquisition of KCS, the impact of significant items and KCS purchase accounting, and tax effected at the applicable tax rate on closing balances as part of this average.

	For the year ended December 31
(in millions of Canadian dollars)	2025	2024
Average shareholders' equity	$46,885	$44,692
Add:
Average long-term debt including long-term debt maturing within one year	22,906	22,559
Less:
Significant items (pre-tax):
Impact of unamortized fair value adjustment to KCS debt(1)	(480)	(493)
Adjustments to provisions and settlements of Mexican taxes	—	2
Acquisition-related costs	(36)	(56)
Gain on sale of equity investment	167	—
KCS purchase accounting	(185)	(166)
Tax effect of adjustments(2)	21	61
Income tax rate changes	—	41
Core adjusted average invested capital	$70,304	$67,862
(1)Relates to the unamortized discount from fair value adjustment of KCS debt based on the purchase price allocation.
(2)    Tax was calculated as the effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate of 38.77% and 27.74% for the year ended December 31, 2025 and 2024, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Calculation of Core Adjusted ROIC

Core adjusted ROIC is defined as Core adjusted return divided by Core adjusted average invested capital.

	For the year ended December 31
(in millions of Canadian dollars, except for percentages)	2025	2024
Core adjusted return	$4,866	$4,563
Core adjusted average invested capital	70,304	67,862
Core adjusted ROIC	6.9%	6.7%

Adjusted Free Cash

Adjusted free cash is calculated as Net cash provided by operating activities, less Net cash used in investing activities, adjusted for changes in Cash and cash equivalents balances resulting from FX fluctuations, the cash flow impacts of acquisition-related costs associated with the KCS acquisition, settlements of Mexican taxes, settlement of foreign currency forward contracts, net of tax, and net proceeds from the sale of an equity investment, net of tax. The acquisition-related costs associated with the KCS acquisition, settlements of Mexican taxes, and settlement of foreign currency forward contracts, net of tax, are not indicative of operating trends and have been excluded from Adjusted free cash. Net proceeds from the sale of an equity investment, net of tax, is not indicative of investment trends and has also been excluded from Adjusted free cash. Adjusted free cash is useful to investors and other external users of the Company's Consolidated Financial Information as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and other activities such as dividends, share repurchase programs, and other strategic opportunities, and is an important performance criterion in determining certain elements of the Company's long-term incentive plan. Adjusted free cash should be considered in addition to, rather than as a substitute for, Net cash provided by operating activities.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2025	2024	2025	2024
Net cash provided by operating activities as reported	$1,524	$1,704	$5,309	$5,269
Net cash used in investing activities	(762)	(712)	(2,665)	(2,796)
Effect of foreign currency fluctuations on foreign currency-denominated cash and cash equivalents	(10)	45	(53)	54
Less:
Settlements of Mexican taxes	—	(10)	(12)	(12)
Settlement of foreign currency forward contracts, net of tax	—	—	—	(46)
Acquisition-related costs	(7)	(37)	(42)	(103)
Net proceeds from sale of equity investment, net of tax	(38)	—	362	—
Adjusted free cash	$797	$1,084	$2,283	$2,688

FX Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in FX rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year's results denominated in U.S. dollars and Mexican pesos at the FX rates of the current period.

FX adjusted % changes in revenues are also used in calculating FX adjusted % change in Freight revenue per carload and per RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended December 31
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Freight revenues by line of business
Grain	$984	$949	$—	$949	4
Coal	257	250	1	251	2
Potash	150	153	—	153	(2)
Fertilizers and sulphur	109	108	—	108	1
Forest products	187	213	1	214	(13)
Energy, chemicals and plastics	727	742	4	746	(3)
Metals, minerals and consumer products	442	430	6	436	1
Automotive	322	324	8	332	(3)
Intermodal	653	632	(1)	631	3
Freight revenues	3,831	3,801	19	3,820	—
Non-freight revenues	92	73	1	74	24
Total revenues	$3,923	$3,874	$20	$3,894	1

	For the year ended December 31
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Freight revenues by line of business
Grain	$3,217	$3,012	$40	$3,052	5
Coal	1,025	943	6	949	8
Potash	640	614	7	621	3
Fertilizers and sulphur	423	406	7	413	2
Forest products	792	816	14	830	(5)
Energy, chemicals and plastics	2,898	2,851	44	2,895	—
Metals, minerals and consumer products	1,792	1,777	15	1,792	—
Automotive	1,310	1,280	4	1,284	2
Intermodal	2,679	2,524	17	2,541	5
Freight revenues	14,776	14,223	154	14,377	3
Non-freight revenues	302	323	3	326	(7)
Total revenues	$15,078	$14,546	$157	$14,703	3

FX adjusted % changes in Operating expenses are as follows:

	For the three months ended December 31
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Compensation and benefits	$621	$619	$5	$624	—
Fuel	430	459	6	465	(8)
Materials	112	116	1	117	(4)
Equipment rents	97	94	(1)	93	4
Depreciation and amortization	519	488	(1)	487	7
Purchased services and other	531	538	5	543	(2)
Total operating expenses	$2,310	$2,314	$15	$2,329	(1)

	For the year ended December 31
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Compensation and benefits	$2,581	$2,565	$9	$2,574	—
Fuel	1,731	1,802	16	1,818	(5)
Materials	474	406	—	406	17
Equipment rents	408	347	7	354	15
Depreciation and amortization	2,019	1,900	22	1,922	5
Purchased services and other	2,256	2,347	21	2,368	(5)
Total operating expenses	$9,469	$9,367	$75	$9,442	—

FX adjusted % change in Operating income is as follows:

	For the three months ended December 31
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Total revenues	$3,923	$3,874	$20	$3,894	1
Total operating expenses	2,310	2,314	15	2,329	(1)
Operating income	$1,613	$1,560	$5	$1,565	3

	For the year ended December 31
(in millions of Canadian dollars)	Reported 2025	Reported 2024	Variance due to FX	FX Adjusted 2024	FX Adjusted % Change
Total revenues	$15,078	$14,546	$157	$14,703	3
Total operating expenses	9,469	9,367	75	9,442	—
Operating income	$5,609	$5,179	$82	$5,261	7

Dividend Payout Ratio and Core Adjusted Dividend Payout Ratio

Dividend payout ratio is calculated as dividends declared per share divided by diluted EPS.

Core adjusted dividend payout ratio is calculated as dividends declared per share divided by Core adjusted diluted EPS, as defined above. This ratio is a measure of shareholder return and provides information on the Company's ability to declare dividends on an ongoing basis, excluding significant items and the impact of KCS purchase accounting.

Calculation of Dividend Payout Ratio

	For the year ended December 31
(in Canadian dollars, except for percentages)	2025	2024
Dividends declared per share	$0.874	$0.760
Diluted EPS	4.51	3.98
Dividend payout ratio	19.4%	19.1%

Calculation of Core Adjusted Dividend Payout Ratio

	For the year ended December 31
(in Canadian dollars, except for percentages)	2025	2024
Dividends declared per share	$0.874	$0.760
Core adjusted diluted EPS	4.61	4.25
Core adjusted dividend payout ratio	19.0%	17.9%

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to adjusted EBITDA ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items, and is an important performance criterion in determining certain elements of the Company's long-term incentive plan. The Adjusted net debt to adjusted EBITDA ratio which is reconciled below from the Long-term debt to Net income attributable to controlling shareholders ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Attributable to Controlling Shareholders Ratio

The Long-term debt to Net income attributable to controlling shareholders ratio is calculated as Long-term debt, including Long-term debt maturing within one year, divided by Net income attributable to controlling shareholders.

(in millions of Canadian dollars, except for ratios)	2025	2024
Long-term debt including long-term debt maturing within one year as at December 31	$23,188	$22,623
Net income attributable to controlling shareholders for the year ended December 31	4,141	3,718
Long-term debt to Net income attributable to controlling shareholders ratio	5.6	6.1

Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt and Long-term debt maturing within one year, as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans' deficit, operating lease liabilities, Cash and cash equivalents, and the fair value adjustment to KCS debt on the Control Date which is recognized under Long-term debt on the Company's Consolidated Balance Sheets. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted net debt to adjusted EBITDA ratio.

(in millions of Canadian dollars)	2025	2024
Long-term debt including long-term debt maturing within one year as at December 31	$23,188	$22,623
Add:
Pension plans deficit(1)	153	161
Operating lease liabilities	409	366
Fair value adjustment to KCS debt upon Control(2)	457	503
Less:
Cash and cash equivalents	184	739
Adjusted net debt	$24,023	$22,914
(1)Pension plans deficit is the total funded status of the Pension plans in deficit only.
(2)    The fair value adjustment to KCS debt upon control represents the fair value adjustment based on the purchase price allocation at fair value, net of amortization of fair value adjustments from April 14, 2023 and the foreign currency translation impact on the fair value adjustment.

Reconciliation of Net Income Attributable to Controlling Shareholders to Adjusted EBITDA

Adjusted EBITDA is calculated as Net income attributable to controlling shareholders before Net interest expense, Income tax expense, Depreciation and amortization, and Operating lease expense recognized on the Company's Consolidated Statements of Income, excluding significant items reported in "Net income", less "Other components of net periodic benefit recovery" recognized on the Company's Consolidated Statements of Income. Adjusted EBITDA is used as a performance measure derived from operating results, excluding significant items, as part of the calculation of Adjusted net debt to adjusted EBITDA ratio. Detailed quarterly information on significant items that occurred within the 12 months ended December 31, 2025 and 2024 can be found under the earlier section Core Adjusted Income and Core Adjusted Diluted EPS.

	For the year ended December 31
(in millions of Canadian dollars)	2025	2024
Net income attributable to controlling shareholders as reported	$4,141	$3,718
Add:
Net interest expense	876	801
Income tax expense	1,345	1,059
Depreciation and amortization	2,019	1,900
Operating lease expense	115	109
Less:
Significant items (pre-tax):
Adjustments to provisions and settlements of Mexican taxes	—	4
Acquisition-related costs	(63)	(112)
Gain on sale of equity investment	333	—
Other components of net periodic benefit recovery	415	352
Adjusted EBITDA	$7,811	$7,343

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2025	2024
Adjusted net debt as at December 31	$24,023	$22,914
Adjusted EBITDA for the year ended December 31	7,811	7,343
Adjusted net debt to adjusted EBITDA ratio	3.1	3.1